SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2003

                                    PDI, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                       0-24249               22-2919486
  (State or other jurisdiction     (Commission File Number)    (IRS Employer
        of incorporation)                                    Identification No.)

       10 Mountainview Road,
      Upper Saddle River, NJ                                        07458
(Address of principal executive office)                           (Zip Code)

                                 (201) 258-8450
               Registrant's telephone number, including area code:

                                       N/A
          (Former name or former address, if changed since last report)

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Item 5. Other Events

      On March 25, 2003 the Registrant issued the following press release:

     "PDI, Inc. Comments on Cellegy Pharmaceuticals' Announcement Regarding
                the Extension of FDA Review Time for Tostrex(TM)

Upper Saddle River, NJ--March 25, 2003 PDI, Inc. (NASDAQ: PDII) On January 2, 2003, PDI announced it had entered into an exclusive license agreement with Cellegy Pharmaceuticals, Inc. to commercialize Tostrex testosterone gel in North American markets.

Cellegy announced today that it has been advised that the FDA has extended the target date under the Prescription Drug User Fee Act for a decision on the approvability of Cellegy's NDA for Tostrex testosterone gel to July 3, 2003. Cellegy stated that the FDA extended the original PDUFA date in order to allow additional time to review data from a required study that Cellegy submitted in January of this year.

The extension of the original PDUFA date will have no impact on PDI's previously stated earnings guidance of $0.40 - $0.45 per share in 2003.

"We remain excited about the Tostrex opportunity and are planning accordingly", stated Charles Saldarini, Vice Chairman and CEO, PDI.

About Tostrex

Tostrex is a unique, proprietary transdermal testosterone gel, utilizing a metered dose delivery system, for the treatment of male hypogonadism, a condition which afflicts up to 5 million men in the United States, primarily over the age of forty. Male hypogonadism is frequently characterized by reduced libido, loss of muscle mass and bone density, and diminished energy levels. Based on current estimates, domestic sales of all testosterone products are $250 to $300 million per year.

About PDI

PDI is an innovative commercial sales and marketing provider to the biopharmaceutical and medical devices & diagnostics industries. Its three business units offer service and product-based capabilities for companies seeking to maximize profitable brand sales growth. The three units include the PDI Pharmaceutical Products Group, the PDI Sales and Marketing Services Group and the PDI Medical Devices and Diagnostics Group. For more information, visit the Company's website at www.pdi-inc.com."

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PDI, INC.


                                       By: /s/ Charles T. Saldarini
                                           -----------------------------------
                                           Charles T. Saldarini, Vice Chairman
                                           and Chief Executive Officer

Date: March 25, 2003